Exhibit 21.1

Benefitfocus, Inc.,

A Delaware corporation

List of subsidiaries

•	Benefitfocus.com, Inc., a South Carolina corporation
•	BenefitStore, Inc., a South Carolina corporation
•	Tango Health, Inc., a Delaware corporation